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                                                                   EXHIBIT (3)d.

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                          OF CRONUS INDUSTRIES, INC.


          Cronus Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     "RESOLVED, that the Board of Directors hereby declares the advisability of amending the Certificate of Incorporation of the Corporation by adding thereto the following proposed Article Ninth to the Certificate of Incorporation (the "Amendment") and directs that the Amendment be presented to the shareholders of the Corporation at the next annual meeting of such shareholders for their approval:

               ARTICLE NINTH. To the fullest extent permitted by Delaware General Corporation Law, as the same exists or may hereafter be amended, a director shall not be liable to the Corporation or its stockholders for a breach of fiduciary duty as a director."

     SECOND: That, pursuant to the affirmative vote of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon as of March 3, 1987, taken at the annual meeting of stockholders held on April 23, 1987, said amendment was duly adopted by the stockholders of the Corporation.

     THIRD: That the aforementioned amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation will not be reduced under or by reason of such amendment.

     IN WITNESS WHEREOF, Cronus Industries, Inc. has caused this certificate to be executed in accordance with Section 103 of the General Corporation Law of the State of
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Delaware by C. A. Rundell, Jr., its Chairman of the Board and Chief Executive
Officer, this 8/th/ day of May, 1987.


                              CRONUS INDUSTRIES, INC.


                              By:   /s/ C. A. Rundell, Jr.
                                 ----------------------------------------------
                                 C. A. Rundell, Jr., Chairman of the Board;
                                 Chief Executive Officer


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